                                                                  Exhibit 4.12.1


                  THIS CONVERTIBLE PROMISSORY NOTE HAS BEEN, AND ANY SECURITIES ISSUED UPON CONVERSION PURSUANT TO THE TERMS HEREOF WILL BE, ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR FOR SALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THIS CONVERTIBLE PROMISSORY NOTE AND ANY SECURITIES ISSUED UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE ACT OR ANY STATE SECURITIES LAW, AND MAY BE OFFERED AND SOLD ONLY IF REGISTERED PURSUANT TO THE PROVISIONS OF THE ACT OR THOSE LAWS OR IF AN EXEMPTION FROM REGISTRATION IS AVAILABLE.


                         EPIXTAR CORP./VOXX CORPORATION

UNSECURED 5% JOINT AND SEVERAL SUBORDINATED CONVERTIBLE PROMISSORY NOTE

Principal Amount: $[PRINCIPAL AMOUNT]                          ___________, 2004

         This Note (this "Note") is one of a duly authorized issue of unsecured subordinated Notes (collectively, the "Notes") of the joint and several obligors Epixtar Corp., a Florida corporation ("Epixtar"), and Voxx Corporation, a Florida corporation ("Voxx") (Epixtar and Voxx may hereafter be collectively referred to as the "Joint Obligors" or the "Issuer"). The Notes are designated as the 2004 Unsecured 5% Joint and Several Subordinated Convertible Promissory Notes, in an aggregate maximum principal face value for all Notes of this series of Twelve Million Dollars ($12,000,000) (or Thirteen Million Eight Hundred Thousand Dollars ($13,800,000.00) if the entire over-allotment option is sold), subject to increase as set forth below. In addition, the aggregate maximum principal face value for all Notes of this series may be increased by up to an additional $1,000,000 if the holders of our 8% Convertible Promissory Notes due 2005 elect to exchange their notes for these Notes.

         FOR VALUE RECEIVED, each of Epixtar and Voxx jointly and severally
promises to pay to                                       the registered holder
hereof and its successors and assigns (hereinafter called the "Holder"), at such address as the Holder may designate in writing to Issuer, the principal sum of [INSERT PRINCIPAL AMOUNT] DOLLARS [($___________)] plus all accrued interest then owing hereunder in lawful money of the United States of America on or before the Maturity Date (as defined below), unless this Note is converted into securities of Issuer in accordance with Section 7 hereof. For purposes of this Note, the term "Maturity Date" shall mean the earliest to occur of: (i) May 14, 2007; (ii) the date on which all principal plus accrued and unpaid interest under this Note is due and payable pursuant to Section 5.2; or (iii) the occurrence of a Change of Control Event (as defined in Section 6.1).

         Each of Epixtar and Voxx are jointly and severally liable for the repayment of this Note which is an unsecured, subordinated obligation of each of Epixtar and Voxx.

         The following is a statement of the rights of the Holder of this Note and the terms and conditions to which this Note is subject, and to which the Holder, by acceptance of this Note, agrees:

         SECTION 1. SUBSCRIPTION AGREEMENT. This Note is subject to the terms and conditions of that certain Subscription Agreement dated as of the date hereof by and between Issuer and the initial Holder (the "Subscription Agreement"), and capitalized terms not expressly defined herein shall have the meaning ascribed to such terms in the Subscription Agreement.

         SECTION 2. INTEREST. Interest shall accrue on the unpaid principal amount of this Note at the rate of five percent (5%) per annum (the "Base Interest Rate"). Interest shall be computed for the actual number of days elapsed on the basis of a 360-day year composed of 30-day months. Accrued interest on this Note shall be payable semi-annually in arrears on June 30th and December 31st of each year, with the first interest payment due on December 31, 2004; provided, however, any accrued but unpaid interest on this Note shall be due and payable in full on the Maturity Date. The Base Interest Rate shall increase by an additional five percent (5%) per annum (or the highest rate permitted by applicable law, whichever is less) if Issuer shall fail to effect the Voxx Spin-Off (as defined in Section 6.1) or consummate the Voxx IPO (as defined in Section 6.1) on or prior to the one year anniversary date of the initial issuance of the Notes (the "One Year Anniversary Date"). In addition to the rights of the Holder set forth in Section 5 below, upon the occurrence of any Event of Default (as defined in Section 5.1), interest shall accrue, on the outstanding principal indebtedness under this Note and all accrued and unpaid interest, at a default interest rate (the "Default Interest Rate") (computed on the same basis as set forth above) equal to the Base Interest Rate then in effect plus ten percent (10%) per annum (or the highest rate permitted by applicable law, whichever is less) for the period commencing the date upon which such Event of Default occurred until such time as the Event of Default is cured or otherwise remedied. The Default Interest Rate shall be payable monthly and shall be in lieu of the interest otherwise payable hereunder during the period for which it applies.

         SECTION 3. AFFIRMATIVE COVENANTS. So long as this Note remains outstanding, each Issuer covenants and agrees that:

         3.1. SEC Filings. Epixtar will furnish to the Holder:

            (a) within 90 days after the end of each fiscal year, beginning with the fiscal year ending December 31, 2004, a copy of Epixtar's Annual Report on Form 10-KSB, as filed with the Securities and Exchange Commission ("SEC");

            (b) within 45 days after the end of each fiscal quarter (except for the fourth quarter), a copy of Epixtar's Quarterly Report on Form 10-QSB, as filed with the SEC; and

            (c) within five days of filing thereof with the SEC, any amendments to either of the foregoing reports.

         3.2. Notice of Event of Default. Issuer will provide the Holder with prompt written notice upon the occurrence of any Event of Default.

         3.3. Notice of Certain Events. Issuer will provide the Holder with not less than 20 nor more than 30 days' advance written notice before the earlier of the establishment of any record date in connection with, or any closing or effective date for, any of the events described in Sections 8.1(a) - (c) hereof or any Change of Control Event; provided, however, that (i) in the event such information would be material nonpublic information, Issuer shall first notify the Holder of such and permit the Holder to waive notification of such event and
(ii) in the event the Holder does not waive such notification, Issuer may require the Holder to agree to keep such information confidential as a condition to such notification.

         3.4. Maintenance of Corporate Existence and Rights. Issuer will at all times do or cause to be done all things necessary to maintain, preserve and renew the corporate existence of Issuer and each material subsidiary and its related rights, patents and franchises; provided, however, that nothing contained in this Section 3.4 shall require Issuer or any subsidiary to maintain, preserve or renew any right, patent or franchise not necessary or desirable in the conduct of the business of Issuer or such subsidiary.

         3.5. Insurance. Issuer and its subsidiaries will maintain or cause to be maintained insurance against loss or damage of the kinds customarily insured against by corporations similarly situated (including officer's and director's liability), with reputable insurers, in such amounts, with such deductibles and by such methods as shall be adequate, and in any event in amounts not less than amounts generally maintained by other companies engaged in similar businesses. Issuer shall further promptly provide to the holders of the Notes copies of all material notices received from or sent to any of its or its subsidiaries' insurers together with copies of all material correspondence regarding any potential or actual termination of such insurance.

         3.6. Books and Records. Issuer and its subsidiaries will at all times keep true books of records and accounts in which full and correct entries will be made of all its business transactions, and will reflect in its consolidated financial statements adequate accruals and appropriations to reserves, all in accordance with generally accepted accounting practices (subject to customary and reasonable year-end adjustments).

         3.7. Compliance with Law. Issuer and its subsidiaries will comply with all applicable statutes, rules, regulations, orders and restrictions of the United States of America, foreign countries, states and municipalities and of any governmental department, commission, board, regulatory authority, bureau, agency, and instrumentality of the foregoing, and of any court, arbitrator or grand jury, in respect of the conduct of their respective businesses and the ownership of their properties, except such as are being contested in good faith by appropriate proceedings, unless the penalty for noncompliance would not have a material adverse effect on the properties, business, condition (financial or otherwise) or prospects of Issuer and its subsidiaries taken as a whole.

         SECTION 4. Negative Covenants of Issuer. Issuer hereby agrees that, so long as at least fifty percent (50%) of the principal amount of the originally issued Notes are outstanding, it will not nor will it permit any of its subsidiaries to:

         4.1. Indebtedness for Borrowed Money. Incur, or permit to exist, any
(i) additional secured or unsecured indebtedness for borrowed money of Voxx or
(ii) any additional indebtedness for borrowed money of Epixtar which is senior to the Notes, except, in the case of clauses (i) and (ii) above, for Permitted Indebtedness. The term "Permitted Indebtedness" means the incurrence of indebtedness for borrowed money of Epixtar or Voxx (other than clause (e) below which shall only apply to Epixtar) (a) in connection with the factoring of its receivables; (b) represented by working capital lines of credit consistent with its ordinary course business operations; (c) in connection with its lease or acquisition of equipment to be used in its ordinary course business operations;
(d) in connection with its execution and delivery of real property leases in accordance with its ordinary course business operations; (e) that is due and owing to the holders of Senior Debt (as defined in Section 9(a) below); (f) in connection with future loans made to Epixtar or Voxx from Laurus Master Fund, Ltd. ("Laurus"); and (g) in connection with acquisitions approved by a majority of the independent members of its Board of Directors.

         4.2. Contingent Liabilities. Assume, endorse, be or become liable for or guarantee the indebtedness or obligations of any Person, contingently or otherwise, excluding however, (i) the endorsement of negotiable instruments for deposit or collection in the ordinary course of business and (ii) any guarantee of the Senior Debt (including any future loans made to Epixtar or Voxx by Laurus);

         4.3. New Securities. Create or issue any new class or series of any debt or equity security of Epixtar or Voxx (or any security which is convertible into any such securities, including any class of preferred stock) which has a preference senior to the Notes with respect to voting, interest, dividends, liquidation preference or redemption (other than the creation and issuance of any new debt security to the holders of Senior Debt);

         4.4. Sale or Encumbrance of Assets. Effect any sale, lease, assignment, encumbrance, transfer or other conveyance of all or substantially all of the assets of Epixtar or Voxx; provided, however, Epixtar and Voxx may grant security interests in their assets, and pledge any stock owned by them, to secure the indebtedness owed to the holders of the Senior Debt (which, for the avoidance of doubt, shall include any future loans made to Epixtar or Voxx by Laurus);

         4.5. Mergers. Effect any merger, share transfer, reorganization or consolidation involving Epixtar or Voxx or enter into any transaction or series of related transactions, in any such case, in which more than fifty percent (50%) of the voting power of Epixtar or Voxx is disposed of;

         4.6. Dividends and Distributions. Pay dividends or make any other distribution on shares of the capital stock of either Epixtar or Voxx, except for dividends or distributions contemplated by the Notes, the Senior Debt or other indebtedness or securities outstanding on the date of initial issuance of the Notes; or

         4.7. No Impairment. Make or enter into any agreement or become obligated to do any of the actions prohibited by Sections 4.1 through 4.6 above.

Notwithstanding anything contained in this Section 4, each Issuer shall be permitted, and the consent of the holders of Notes shall not be required, to effect the Voxx IPO or the Voxx Spin-Off.

         SECTION 5. EVENTS OF DEFAULT

         5.1. Definition of Event of Default. The occurrence of any of the following shall constitute an "Event of Default" under this Note (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

            (a) subject to the provisions of Section 9, a default in the payment of all or any part of the principal or interest due under this Note as and when the same shall become due and payable, at maturity, by declaration as permitted hereunder, upon acceleration or otherwise; provided, that Issuer shall have an additional five (5) days to cure any failure to make an interest payment when due;

            (b) any representation, warranty, certificate, or other statement (financial or otherwise) made or furnished by or on behalf of Issuer to the Holder in writing in connection with this Note or the Subscription Agreement shall be false, incorrect, incomplete or misleading in any material respect when made or furnished;

            (c) the failure to observe any covenant set forth herein (other than a covenant covered by clause (a) above) (which failure is not cured within 20 days after receipt by Issuer of notice of such failure);

            (d) an acceleration of the stated maturity of any indebtedness of Issuer in an amount greater than Two Million Dollars ($2,000,000) in aggregate principal amount (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by Issuer of notice of such acceleration);

            (e) a judgment or order (not covered by insurance) for the payment of money shall be rendered against Issuer in excess of Two Million Five Hundred Thousand Dollars ($2,500,000) in the aggregate for all such judgments or orders (treating any deductibles, self insurance or retention as not so covered) and such judgment or order shall continue unsatisfied and unstayed for a period of 20 days; or

            (f) Issuer shall have applied for or consented to the appointment of a custodian, receiver, trustee or liquidator, or other court-appointed fiduciary of all or a substantial part of its properties; or a custodian, receiver, trustee or liquidator or other court appointed fiduciary shall have been appointed with the consent of Issuer; or Issuer is generally not paying its debts as they become due by means of available assets or is insolvent, or has made a general assignment for the benefits of its creditors; or Issuer files a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with its creditors or seeking to take advantage of any insolvency law, or an answer admitting the material allegations of a petition in any bankruptcy, reorganization or insolvency proceeding or has taken action for the purpose of effecting any of the foregoing; or if, within 60 days after the commencement of any proceeding against Issuer seeking any reorganization, rehabilitation, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Federal bankruptcy code or similar order under future similar legislation, the appointment of any trustee, receiver, custodian, liquidator, or other court-appointed fiduciary of Issuer or of all or any substantial part of its properties, such order or appointment shall not have been vacated or stayed on appeal or if, within 60 days after the expiration of any such stay, such order or appointment shall not have been vacated (all such events, collectively "Insolvency Events").

         5.2. Rights of Holder Upon an Event of Default. Upon the occurrence or existence of an Event of Default, holders representing a majority-in-interest of the then outstanding Notes, by notice in writing to Issuer (the "Acceleration Notice"), may declare the principal amount of this Note and the other Notes and all accrued and unpaid interest due and owing thereon to be due and payable immediately, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived; provided that if an Insolvency Event occurs, the principal amount of this Note and the other Notes and all accrued and unpaid interest shall become and be immediately due and payable without any declaration or other act on the part of the Holder and without the need for any consent thereto. Upon the occurrence of any Event of Default, the Holder may, in addition to declaring all amounts due hereunder to be immediately due and payable as provided in the preceding sentence, pursue any available remedy, whether at law or in equity. If an Event of Default occurs, Issuer shall pay to the Holder the reasonable attorneys' fees and disbursements and all other out-of-pocket costs incurred by the Holder in order to collect amounts due and owing under this Note or otherwise to enforce the Holder's rights and remedies hereunder. This Section 5.2 shall be subject to the provisions of Section 9 of this Note.

         SECTION 6. CHANGE OF CONTROL.

         6.1. Definition of Change of Control. The occurrence of any of the following shall constitute a "Change of Control Event" under this Note (whatever the reason for such Change of Control Event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

            (a) any person or group becomes, directly or indirectly, in one or a series of transactions, the beneficial owner of shares of voting stock of Epixtar or Voxx (i) representing more than 50% or more of the total voting power of all outstanding classes of voting stock of Epixtar or Voxx, or (ii) having the power, directly or indirectly, to elect a majority of the Board of Directors of Epixtar or Voxx;

            (b) the merger or consolidation of Epixtar or Voxx with or into any other entity which results in the stockholders of Epixtar or Voxx owning less than 50.1% of the outstanding common stock of the surviving entity following the consummation of such transaction;

            (c) the sale by Epixtar or Voxx of all or substantially all of its assets; or

            (d) the liquidation or dissolution of Epixtar or Voxx.

         Notwithstanding the foregoing, a Change of Control Event shall not include: (i) any reorganization or reincorporation of Epixtar and its subsidiaries so long as such reorganization or reincorporation does not involve an unaffiliated third party or does not result in the stockholders of Epixtar owning less than 50.1% of the outstanding common stock of the surviving entity following the consummation of such transaction, (ii) the pro rata distribution to Epixtar's stockholders of a percentage (such percentage to be agreed upon by Epixtar and the Placement Agent) of the shares of common stock, par value $.001 per share (the "Voxx Common Stock"), of Voxx (the "Voxx Spin-Off"), (iii) the consummation of an initial public offering of Voxx Common Stock (the "Voxx IPO"), or (iv) any event described above which holders of at least a majority-in-interest of the then outstanding Notes notify the Issuer in writing that they desire not to be deemed a Change of Control Event.

         6.2. Rights of Holder Upon Change of Control Event. Subject to the provisions of Section 9, upon the occurrence of a Change of Control Event, all outstanding principal and accrued but unpaid interest under this Note shall automatically become due and payable immediately, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived.

         SECTION 7. CONVERSION.

         7.1. Optional Conversion Prior to the One Year Anniversary Date. (a) At any time from and after the date of issuance of this Note and prior to the One Year Anniversary Date, the Holder may convert all, but not less than all, of the principal and accrued interest outstanding under this Note into fully paid and non-assessable shares of Epixtar's common stock, $0.001 par value per share (the "Epixtar Common Stock"), at a conversion price equal to the volume weighted-average price of the Epixtar Common Stock for the thirty (30) trading day period immediately preceding the date of conversion of this Note; provided, that, the volume weighted-average price for such thirty (30) day period equals or exceeds Two Dollars and Twenty Five Cents ($2.25)(as subject to adjustment for stock splits, stock combinations and stock dividends with respect to the Epixtar Common Stock) (the "Epixtar Conversion Price I"). Such conversion shall be effected by the Holder sending Epixtar a written notice of conversion (which notice shall specify the outstanding principal and accrued and unpaid interest which is being converted and the number of shares to be received upon such conversion) and this Note for cancellation. Within three (3) business days after receipt of a proper conversion notice from the Holder, Epixtar shall issue a certificate to the Holder representing the number of shares of Epixtar Common Stock (or such other securities issuable upon conversion of this Note) issuable upon conversion of this Note in accordance with the Holder's conversion notice. Upon conversion of this Note, only whole shares of Epixtar Common Stock (or any other securities issuable upon conversion of this Note) shall be issued. Any remainder due hereunder which is insufficient to purchase a whole share of Epixtar Common Stock (or any other securities issuable upon conversion of this Note) shall be paid by Issuer in cash. In the event the Holder has not converted this Note into Epixtar Common Stock prior to the One Year Anniversary Date in accordance with this Section 7.1(a), then the right to convert this Note pursuant to this Section 7.1(a) shall automatically terminate. For the avoidance of doubt, in the event that the Holder converts this Note into Epixtar Common Stock in accordance with this Section 7.1(a), then the right of the Holder to receive the Voxx Warrants (as defined in Section 7.3(b) below) shall automatically terminate.

         (b) In the event the Holder elects to convert all, but not less than all, of the principal and accrued interest outstanding under this Note into Epixtar Common Stock prior to the One Year Anniversary Date in accordance with
Section 7.1(a), then the Holder shall be entitled to receive, in addition to the shares of Common Stock issuable upon conversion of this Note in accordance with
Section 7.1(a), a warrant (the "Epixtar Conversion I Warrant") to purchase the number of shares of Epixtar Common Stock equal to fifty percent (50%) of the then outstanding principal amount of this Note divided by the Epixtar Conversion Price I. The Epixtar Conversion I Warrant shall have a five year term and shall be exercisable at an exercise price equal to the Epixtar Conversion Price I at the time of conversion of this Note in accordance with Section 7.1(a). The Epixtar Conversion I Warrant shall contain certain weighted-average and other customary anti-dilution provisions but shall not provide for the cashless exercise of the Epixtar Conversion I Warrant.

         7.2. Optional Conversion Following the One Year Anniversary Date. (a) If Issuer shall fail to consummate the Voxx IPO or Voxx Spin-Off on or prior to the One Year Anniversary Date, then the Holder shall have the right, at any time following the One Year Anniversary Date and prior to the consummation of the Voxx IPO or Voxx Spin-Off, to convert all, but not less than all, of the principal and accrued interest outstanding under this Note into fully paid and non-assessable shares of Epixtar Common Stock at a conversion price equal to the greater of (i) a twenty-five percent (25%) discount to the volume weighted-average price of the Epixtar Common Stock for the thirty (30) trading day period immediately preceding the One Year Anniversary Date, and (ii) One Dollar ($1.00) (the "Epixtar Conversion Price II" and together with the Epixtar Conversion Price I, the "Epixtar Conversion Price"). Such conversion shall be effected by the Holder sending Epixtar a written notice of conversion (which notice shall specify the outstanding principal and accrued and unpaid interest which is being converted and the number of shares to be received upon such conversion) and this Note for cancellation. Within three (3) business days after receipt of a proper conversion notice from the Holder, Epixtar shall issue a certificate to the Holder representing the number of shares of Epixtar Common Stock (or such other securities issuable upon conversion of this Note) issuable upon conversion of this Note in accordance with the Holder's conversion notice. Upon conversion of this Note, only whole shares of Epixtar Common Stock (or any other securities issuable upon conversion of this Note) shall be issued. Any remainder due hereunder which is insufficient to purchase a whole share of Epixtar Common Stock (or any other securities issuable upon conversion of this Note) shall be paid by Issuer in cash. For the avoidance of doubt, in the event that the Holder elects to convert this Note into Epixtar Common Stock in accordance with this Section 7.2(a), then the right of the Holder to receive the Voxx Warrants shall automatically terminate.

         (b) If Issuer shall fail to consummate the Voxx IPO or Voxx Spin-Off on or prior to the One Year Anniversary Date and the Holder shall not have elected to convert this Note into Epixtar Common Stock in accordance with Section 7.1(a) prior to the One Year Anniversary Date, then the Holder shall automatically receive on the One Year Anniversary Date, a warrant (the "Epixtar Conversion II Warrant" and together with the Epixtar Conversion I Warrant, the "Epixtar Warrants") to purchase the number of shares of Epixtar Common Stock equal to fifty percent (50%) of the then outstanding principal amount of this Note divided by the Epixtar Conversion Price II. The Epixtar Conversion II Warrant shall have a five year term and shall be exercisable at an exercise price equal to the greater of (i) the volume weighted-average price of the Epixtar Common Stock for the thirty (30) trading day period immediately preceding the One Year Anniversary Date, and (ii) One Dollar ($1.00). The Epixtar Conversion II Warrant shall contain certain weighted-average and other customary anti-dilution provisions but shall not provide for the cashless exercise of the Epixtar Conversion II Warrant. If this Note is outstanding at the time of consummation of the Voxx IPO or the Voxx Spin-Off, then the Epixtar Conversion II Warrant shall terminate automatically upon the consummation of the Voxx IPO or the Voxx Spin-Off. For purposes of this Note, the Voxx Spin-Off shall be deemed to have been consummated on such date as (i) a registration statement covering the underlying shares of Voxx Common Stock related to the Voxx Spin-Off is declared effective by the SEC and (ii) the Voxx Common Stock commences trading on an Approved Market. "Approved Market" shall mean any public market on which the Voxx Common Stock is trading (it being understood that the Pink Sheets Quotation Services shall not qualify as an Approved Market).

         7.3. Automatic Conversion. (a) If Issuer consummates the Voxx IPO, the principal amount of this Note, together with all accrued but unpaid interest, shall automatically, upon consummation of the Voxx IPO, without any further action on the part of the Holder, convert into shares of Voxx Common Stock at a twenty percent (20%) discount to the initial public offering price per share of Voxx Common Stock (the "Discounted Voxx IPO Conversion Price"). In the event this Note is automatically converted into Voxx Common Stock in accordance with this Section 7.3(a), then the Holder shall be entitled to receive, in addition to the shares of Voxx Common Stock issuable upon the automatic conversion of this Note in accordance with this Section 7.3(a), a warrant (the "Voxx Conversion I Warrant") to purchase the number of shares of Voxx Common Stock equal to fifty percent (50%) of the then outstanding principal amount of this Note divided by the Discounted Voxx IPO Conversion Price. The Voxx Conversion I Warrant shall have a five year term and shall be exercisable at an exercise price equal to the initial public offering price per share of Voxx Common Stock. The Voxx Conversion I Warrant shall contain certain weighted-average and other customary anti-dilution provisions but shall not provide for the cashless exercise of the Voxx Conversion I Warrant. In the event the Holder (or any transferee of the Epixtar Conversion II Warrant) exercises the Epixtar Conversion II Warrant prior to the issuance to the Holder of the Voxx Conversion I Warrant, then the number of shares of Voxx Common Stock issuable upon exercise of the Voxx Conversion I Warrant shall be proportionately reduced by the number of shares of Epixtar Common Stock previously issued to the Holder (or such transferee of the Epixtar Conversion II Warrant) upon exercise of the Epixtar Conversion II Warrant.

         (b) If Issuer effects the Voxx Spin-Off, the principal amount of this Note, together with all accrued but unpaid interest, shall automatically, upon consummation of the Voxx Spin-Off as described in Section 7.2(b), without any further action on the part of the Holder, convert into shares of Voxx Common Stock at a twenty percent (20%) discount to the value of the Voxx Common Stock based upon the valuation of Voxx at the time of the Voxx Spin-Off (the "Discounted Voxx Spin-Off Conversion Price"), which valuation shall be determined in good faith by the Board of Directors of Voxx with the consent of the Placement Agent. In the event this Note is automatically converted into Voxx Common Stock in accordance with this Section 7.3(b), then the Holder shall be entitled to receive, in addition to the shares of Voxx Common Stock issuable upon the automatic conversion of this Note in accordance with this Section 7.3(b), a warrant (the "Voxx Conversion II Warrant" and together with the Voxx Conversion I Warrant, the "Voxx Warrants") to purchase the number of shares of Voxx Common Stock equal to fifty percent (50%) of the then outstanding principal amount of this Note divided by the Discounted Voxx Spin-Off Conversion Price. The Voxx Conversion II Warrant shall have a five year term and shall be exercisable at an exercise price equal to the value of Voxx Common Stock based upon the valuation of Voxx at the time of the Voxx Spin-Off, which valuation shall be determined in good faith by the Board of Directors of Voxx with the consent of the Placement Agent. In the event the Holder (or any transferee of the Epixtar Conversion II Warrant) exercises the Epixtar Conversion II Warrant prior to the issuance to the Holder of the Voxx Conversion II Warrant, then the number of shares of Voxx Common Stock issuable upon exercise of the Voxx Conversion II Warrant shall be proportionately reduced by the number of shares of Epixtar Common Stock previously issued to the Holder (or such transferee of the Epixtar Conversion II Warrant) upon exercise of the Epixtar Conversion II Warrant.

         7.4. Conversion Price Adjustments. (a) The Epixtar Conversion Price and the amount and kind of securities issuable upon conversion of this Note shall be subject to adjustment from time to time in accordance with the provisions of
Section 7.4(b) and Section 8 hereof.

         (b) Immediately following the final Closing of the offering of the Notes, Issuer shall register with the SEC for resale all of the shares of Epixtar Common Stock issuable upon conversion of this Note and the other Notes in accordance with Sections 7.1(a) and 7.2 (based upon a conversion price of $1.00). In the event that a registration statement covering these shares of Epixtar Common Stock is not filed with the SEC within sixty (60) days following the final Closing of the offering of the Notes (the sixtieth (60th) day following the final Closing of the offering of the Notes is referred to as the "Filing Deadline I"), then the Epixtar Conversion Price shall be immediately reduced by five percent (5%) of the then effective Epixtar Conversion Price. The Epixtar Conversion Price shall be reduced by an additional five percent (5%) of the then effective Epixtar Conversion Price for each additional thirty (30) day period (or partial period, as the case may be) following the Filing Deadline I that such registration statement is not filed with SEC. In addition, immediately following the One Year Anniversary Date, Issuer shall register for resale all of the shares of Epixtar Common Stock then issuable upon conversion of the Notes (to the extent not previously covered by the registration statement referred to above) and the exercise of the Epixtar Warrants. In the event that a registration statement covering these shares of Epixtar Common Stock is not filed with the SEC within sixty (60) days following the One Year Anniversary Date (the sixtieth (60th) day following the One Year Anniversary Date is referred to as the "Filing Deadline II"), then the Epixtar Conversion Price II shall be immediately reduced by five percent (5%) of the then effective Epixtar Conversion Price II. The Epixtar Conversion Price II shall be reduced by an additional five percent (5%) of the then effective Epixtar Conversion Price II for each additional thirty (30) day period (or partial period, as the case may be) following the Filing Deadline II that such registration statement is not filed with SEC.

         7.5. Due Issuance of Shares Upon Conversion. Issuer covenants and agrees that all shares of Epixtar Common Stock, Voxx Common Stock or any such other securities which may be issued upon any whole or partial conversion of this Note will, upon issuance, be validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof.

         7.6. Stock to be Reserved. Issuer will at all times reserve and keep available out of its authorized Epixtar Common Stock and Voxx Common Stock, as the case may be, solely for the purpose of issuance upon conversion of the Notes and exercise of the Epixtar Warrants and Voxx Warrants, such number of shares of Epixtar Common Stock, Voxx Common Stock or such other securities as shall then be issuable upon conversion hereof or exercise thereof. Issuer covenants that, to the extent permitted by law, it will from time to time take all such action as may be required to assure that the par value per share of the Epixtar Common Stock or Voxx Common Stock, as the case may be, is at all times equal to or less than the effective conversion or exercise price. Issuer will not take any action which results in any adjustment to the conversion price of the Notes if the total number of shares of Epixtar Common Stock or Voxx Common Stock, as the case may be, issued and issuable after such action upon conversion of this Note would, when added to the number of shares of Epixtar Common Stock or Voxx Common Stock, as the case may be, then reserved for issuance, exceeds the total number of shares of Epixtar Common Stock or Voxx Common Stock, as the case may be, then authorized by the applicable Certificate of Incorporation of Issuer.

         7.7. Issue Tax. The issuance of certificates for shares of Epixtar Common Stock, Voxx Common Stock or other securities upon conversion of this Note shall be made without charge to the Holder for any issuance tax in respect thereof, provided that Issuer shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the Holder.

         7.8. Closing of Books. Issuer will at no time close its transfer books against the transfer of any shares of Epixtar Common Stock, Voxx Common Stock or other securities issued or issuable upon the conversion of this Note in any manner which interferes with the timely conversion of this Note, except as may otherwise be required to comply with applicable securities laws.


         SECTION 8. ADJUSTMENTS TO EPIXTAR CONVERSION PRICE AND NUMBER OF CONVERSION SHARES.

         8.1. Adjustments Upon Stock Events and Stock Issuances. Subject and pursuant to the provisions of this Section 8.1, from and after the One Year Anniversary Date, the Epixtar Conversion Price II and the number of shares of Epixtar Common Stock or other securities issuable upon conversion of this Note in accordance with Section 7.2 hereof (the "Conversion Shares") shall be subject to adjustment from time to time as set forth hereinafter.

            (a) If Epixtar shall, at any time or from time to time while this
Note is outstanding, pay a dividend or make a distribution on the Epixtar Common Stock in shares of Epixtar Common Stock, subdivide its outstanding shares of Epixtar Common Stock into a greater number of shares or combine its outstanding shares of Epixtar Common Stock into a smaller number of shares or issue by reclassification of its outstanding shares of Epixtar Common Stock any shares of its capital stock (including any such reclassification in connection with a consolidation or merger in which Epixtar is the continuing corporation), then the number of Conversion Shares and the Epixtar Conversion Price II in effect immediately prior to the date upon which such change shall become effective, shall be adjusted by Epixtar so that the Holder thereafter exercising this Note shall be entitled to receive the number of shares of Epixtar Common Stock or other capital stock which the Holder would have received if this Note had been fully exercised immediately prior to such event upon payment of an Epixtar Conversion Price II that has been adjusted to reflect a fair allocation of the economics of such event to the Holder. Such adjustments shall be made successively whenever any event listed above shall occur.

            (b) If any capital reorganization, reclassification of the capital stock of Epixtar, consolidation or merger of Epixtar with another corporation in which Epixtar is not the survivor, or sale, transfer or other disposition of all or substantially all of Epixtar's or any of its subsidiaries' assets to another corporation, person or entity shall be effected (in each case, other than any Change of Control Event or the Voxx Spin-Off), then Epixtar shall use its best efforts to ensure that lawful and adequate provision shall be made whereby the Holder shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions herein specified and in lieu of the Conversion Shares immediately theretofore issuable upon exercise of this Note, such shares of stock, securities or assets as would have been issuable or payable with respect to or in exchange for a number of Conversion Shares equal to the number of Conversion Shares immediately theretofore issuable upon exercise of this Note, had such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of the Holder to the end that the provisions hereof (including, without limitation, provision for adjustment of the Epixtar Conversion Price II) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise thereof. Epixtar shall not effect any such consolidation, merger, sale, transfer or other disposition unless prior to or simultaneously with the consummation thereof the successor corporation, person or entity (if other than Epixtar) resulting from such consolidation or merger, or the corporation purchasing or otherwise acquiring such assets or other appropriate corporation or entity shall assume the obligation to deliver to the Holder, at the last address of such holder appearing on the books of Epixtar, such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to purchase, and the other obligations under this Note. The provisions of this paragraph (b) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, transfers or other dispositions.

            (c) In case Issuer shall fix a payment date for the making of a distribution to all holders of Epixtar Common Stock (including without limitation any distribution of shares of capital stock of any subsidiary of Epixtar (other than in connection with the Voxx Spin-Off) and any distribution made in connection with a consolidation or merger in which Epixtar is the continuing corporation) of evidences of indebtedness or assets (other than cash dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends or distributions referred to in Section 8.1(a)), or subscription rights or warrants, the Epixtar Conversion Price II to be in effect after such payment date shall be determined by multiplying the Epixtar Conversion Price II in effect immediately prior to such payment date by a fraction, the numerator of which shall be the total number of shares of Epixtar Common Stock outstanding multiplied by the Market Value (as defined below) per share of Epixtar Common Stock immediately prior to such payment date, less the fair market value (as determined by the Board of Directors of Epixtar in good faith) of said assets or evidences of indebtedness so distributed, or of such subscription rights or warrants, and the denominator of which shall be the total number of shares of Epixtar Common Stock outstanding multiplied by such Market Value per share of Epixtar Common Stock immediately prior to such payment date. "Market Value" as of a particular date (the "Valuation Date") shall mean the following: (v) if the Epixtar Common Stock is then listed on a national stock exchange, the Market Value shall be the Market Price of one share of Epixtar Common Stock on such exchange on the last trading day prior to the Valuation Date, provided that if such stock has not traded in the prior ten (10) trading sessions, the Market Value shall be the average Market Price of one share of Epixtar Common Stock in the most recent ten (10) trading sessions during which the Epixtar Common Stock has traded; (w) if the Epixtar Common Stock is then included in The Nasdaq Stock Market, Inc. ("Nasdaq"), the Market Value shall be the Market Price of one share of Epixtar Common Stock on Nasdaq on the last trading day prior to the Valuation Date or, if no such Market Price is available, the average of the high bid and the low ask price quoted on Nasdaq as of the end of the last trading day prior to the Valuation Date, provided that if such stock has not traded in the prior ten (10) trading sessions, the Market Value shall be the average Market Price of one share of Epixtar Common Stock in the most recent ten (10) trading sessions during which the Epixtar Common Stock has traded; (x) if the Epixtar Common Stock is then included in the Over-the-Counter Bulletin Board, the Market Value shall be the Market Price of one share of Epixtar Common Stock on the Over-the-Counter Bulletin Board on the last trading day prior to the Valuation Date or, if no such Market Price is available, the average of the high bid and the low ask price quoted on the Over-the-Counter Bulletin Board as of the end of the last trading day prior to the Valuation Date, provided that if such stock has not traded in the prior ten
(10) trading sessions, the Market Value shall be the average Market Price of one share of Epixtar Common Stock in the most recent ten (10) trading sessions during which the Epixtar Common Stock has traded; (y) if the Epixtar Common Stock is then included in the "pink sheets, " the Market Value shall be the Market Price of one share of Epixtar Common Stock on the "pink sheets" on the last trading day prior to the Valuation Date or, if no such Market Price is available, the average of the high bid and the low ask price quoted on the "pink sheets" as of the end of the last trading day prior to the Valuation Date, provided that if such stock has not traded in the prior ten (10) trading sessions, the Market Value shall be the average Market Price of one share of Epixtar Common Stock in the most recent ten (10) trading sessions during which the Epixtar Common Stock has traded; or (z) if the Epixtar Common Stock is not then listed on a national stock exchange or quoted on Nasdaq or the Over-the-Counter Bulletin Board or the "pink sheets ", the fair market value of one share of Epixtar Common Stock on the Valuation Date shall be determined in good faith by the Board of Directors of Epixtar. "Market Price" shall mean the closing sale price of one share of Epixtar Common Stock as listed or quoted on the primary exchange or quotation system on which the Epixtar Common Stock is then listed or quoted, or if not so listed or quoted, then the closing sale price quoted on the Over-the-Counter Bulletin Board or on the "pink sheets", as applicable. The Board of Directors of Epixtar shall respond promptly, in writing, to an inquiry by the Holder prior to the exercise hereunder as to the Market Value of a share of Epixtar Common Stock.

            (d) For the term of this Note, in addition to the provisions contained above, the Epixtar Conversion Price II and the number of Conversion Shares issuable hereunder shall be subject to adjustment as provided below. An adjustment to the Epixtar Conversion Price II shall become effective immediately after the payment date in the case of each dividend or distribution and immediately after the effective date of each other event which requires an adjustment.

            (e) Except as provided in Section 8.1(f) hereof, if and whenever Epixtar shall issue or sell, or is, in accordance with any of Sections 8.1(e)(l) through (e)(5) hereof, deemed to have issued or sold, any shares of Epixtar Common Stock for a consideration per share less than the Epixtar Conversion Price II in effect immediately prior to the time of such issue or sale, then and in each such case (a "Trigger Issuance"), effective as of the close of business on the effective date of the Trigger Issuance, the then-existing Epixtar Conversion Price II shall be reduced, as of the close of business on the effective date of the Trigger Issuance, to an Epixtar Conversion Price II determined as follows:

                Adjusted Conversion Price = (A x B) + D
                                            -----------
                                                A+C

                where

                A = the number of shares of Epixtar Common Stock outstanding (including any Additional Shares of Common Stock (as defined below) immediately preceding such Trigger Issuance);

                B = the Epixtar Conversion Price II in effect immediately preceding such Trigger Issuance;

                C = the number of Additional Shares of Common Stock (as adjusted for stock splits, stock combinations, recapitalizations, and dividends and the like) outstanding or deemed outstanding hereunder as a result of such Trigger Issuance; and

                D = the aggregate consideration, if any, received or deemed to be received by Epixtar upon such Trigger Issuance.

            For purposes of this subsection (e), "Additional Shares of Common Stock" shall mean all shares of Epixtar Common Stock issued by Epixtar or deemed to be issued pursuant to this Section 8.1(e), other than those excluded issuances set forth in Section 8.1(f) hereof.

            For purposes of this Section 8.1(e), the following subsections
(e)(l) to (e)(5) shall also be applicable (subject, in each such case, to the provisions of Section 8.1(f) hereof and to each other subsection contained in this Section 8.1(e)):

                        (e)(1) Issuance of Convertible Securities; Issuance of
            Rights or Options. In case at any time after the date hereof Epixtar shall in any manner grant, issue or sell any stock or security convertible into or exchangeable for Common Stock ("Convertible Securities") or any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any Convertible Securities (such warrants, rights or options being called "Options"), whether or not the right to convert, exchange or exercise any such Convertible Securities or such Options are immediately exercisable, and the price per share for which Common Stock is issuable upon the conversion or exchange of such Convertible Securities or upon the exercise of such Options (determined by dividing (i) the sum of (x) the total amount, if any, received or receivable by Epixtar as consideration for the issue or sale of such Convertible Securities or the granting of such Options, plus (y) the aggregate amount of additional consideration, if any, payable to Epixtar upon the conversion or exchange of all such Convertible Securities or the exercise of all such Options, plus
            (z), in the case of such Options to purchase Convertible Securities, the aggregate amount of additional consideration, if any, payable upon the conversion or exchange of such Convertible Securities, by
            (ii) the maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities, or upon the exercise of such Options, or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Epixtar Conversion Price II in effect immediately prior to the time of the issue or sale of such Convertible Securities or the granting of such Options, then the total number of shares of Common Stock issuable upon the conversion or exchange of such Convertible Securities, or the exercise of such Options, or upon the conversion or exchange of the maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of the issuance or sale of such Convertible Securities or the granting of such Options (including Options to purchase Convertible Securities) and thereafter shall be deemed to be outstanding for purposes of adjusting the Epixtar Conversion Price II. Except as otherwise provided in Section 8.1(e)(2), no additional adjustment of the Epixtar Conversion Price II shall be made upon the actual issuance of such Epixtar Common Stock upon conversion or exchange of such Convertible Securities or upon the exercise of such Options.

                        (e)(2) Change in Option Price or Conversion Rate. Upon
            the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in Section 8.1(e)(l) hereof, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Section 8.1(e)(l), or the rate at which Convertible Securities referred to in Section 8.1(e)(l) are convertible into or exchangeable for Epixtar Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Epixtar Conversion Price II in effect at the time of such event shall forthwith be readjusted to the Epixtar Conversion Price II which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment the Epixtar Conversion Price II then in effect hereunder is thereby reduced. On the termination of any Option for which an adjustment was made pursuant to this Section 8.1(e) or any right to convert or exchange Convertible Securities for which an adjustment was made pursuant to this Section 8.1(e), the Epixtar Conversion Price II then in effect hereunder shall forthwith be changed to the Epixtar Conversion Price II which would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination, never been issued.

                        (e)(3) Consideration for Stock. In case any shares of
            Epixtar Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the gross amount received by Epixtar therefor, before deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by Epixtar in connection therewith. In case any shares of Epixtar Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by Epixtar shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of Epixtar, before deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by Epixtar in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of Epixtar, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of Epixtar.

                        (e)(4) Record Date. In case Epixtar shall take a record
            of the holders of Epixtar Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Epixtar Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Epixtar Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Epixtar Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be. Notwithstanding the foregoing, no anti-dilution adjustment shall be effected with respect to any transaction for which a record date is set by Epixtar if the transaction is abandoned by Epixtar prior to the time such transaction becomes effective.

                        (e)(5) Treasury Shares. The number of shares of Epixtar
            Common Stock outstanding at any given time shall not include shares owned or held by or for the account of Epixtar or any of its wholly-owned subsidiaries, and the disposition of any such shares (other than the cancellation or retirement thereof) shall be considered an issue or sale of Epixtar Common Stock for the purpose of this subsection (e).

            (f) Anything herein to the contrary notwithstanding, Epixtar shall not be required to make any adjustment of the Epixtar Conversion Price II in the case of the following issuances from and after the date of issuance of this
Note: (i) Options for up to 250,000 shares (subject to adjustment in the event of a stock split, stock combination or similar event) of Epixtar Common Stock granted after the date hereof to directors, officers, employees or consultants of Epixtar in connection with their service as directors of Epixtar, their employment by Epixtar or their retention as consultants by Epixtar pursuant to any employee benefit plans or programs approved by the Board of Directors of Epixtar or any committee thereof, (ii) shares of Epixtar Common Stock upon the conversion or exercise of Options or Convertible Securities outstanding on the date of issuance of this Note (including the Notes), (iii) shares of Epixtar Common Stock issued or issuable by reason of a dividend, stock split or other distribution payable pro rata to all holders of Epixtar Common Stock (but only to the extent that such a dividend, split or distribution results in an adjustment in the Epixtar Conversion Price II pursuant to the other provisions of this Note), (iv) shares of Voxx Common Stock issued or issuable in connection with the Voxx Spin-Off or IPO, (v) shares of Epixtar Common Stock issuable upon exercise of the Epixtar Warrants or the Placement Agent Warrants, (vi) up to 300,000 shares of Epixtar Common Stock in connection with the acquisition of the capital stock or assets of Innovative Marketing Strategies, Inc. and (vii) shares of Epixtar Common Stock upon the exercise of Options granted pursuant to subsection (i) above (collectively, the "Permitted Issuances").

            (g) In the event that, as a result of an adjustment made pursuant to this Section 8.1, the Holder shall become entitled to receive any shares of capital stock of Epixtar other than shares of Epixtar Common Stock, the number of such other shares so receivable upon exercise of this Note shall be subject thereafter to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Conversion Shares contained in this Note.

         8.2. Notice of Adjustment. Upon any adjustment of the Epixtar Conversion Price II, then and in each such case Epixtar shall give written notice thereof, by delivery in person, certified or registered mail, return receipt requested, telecopier or telex, addressed to the Holder at the address of the Holder, as provided to Epixtar, which notice shall state the Epixtar Conversion Price II resulting from such adjustment and setting forth in reasonable detail the method upon which such calculation is based.

         8.3. Termination of Section 8.1(e). Notwithstanding anything contained in Section 8.1(e) of this Note or any other provision of this Note, in the event that the exchange or market on which shares of Epixtar Common Stock are then listed prohibit "weighted average" anti-dilution provisions, such as the one contained in Section 8.1(e) of this Note, then Section 8.1(e) of this Note shall immediately terminate and shall no longer be effective.

         SECTION 9. SUBORDINATION. (a) This Note and the other Notes and the indebtedness evidenced hereby and thereby (the "Subordinated Debt") is subordinated in right of payment to all obligations of Issuer to the holders of Senior Debt. The term "Senior Debt" means all indebtedness and obligations, whether now existing or hereafter arising (including, without limitation, with respect to future debt financings from Laurus), due and owing to (i) Laurus and the holders of Epixtar's secured convertible promissory notes, dated May 14, 2004, in the aggregate principal amount of Five Million Dollars ($5,000,000), and (ii) the holders of Epixtar's 8% Convertible Promissory Notes dated April and May 2004 in the aggregate principal amount of One Million Dollars ($1,000,000), in the case of clauses (i) and (ii), including all fees, penalties, expenses, costs (including costs of collecting such obligations and reasonable attorneys' fees associated therewith), default interest, acceleration and default amounts and other amounts incurred thereunder, including, without limitation, all interest accruing after the commencement by or against Issuer of any bankruptcy, reorganization or similar proceeding.

            (b) Except as set forth in this Section 9(b), no payment or distribution (other than a payment or distribution in the form of Permitted Junior Securities) of any assets or securities of Issuer of any kind may be made by or on behalf of Issuer, including, without limitation, by way of payment, pre-payment, set-off or otherwise, for or on account of this Note or any of the other notes, and neither the Holder of this Note nor the holders of the other Notes shall take or receive from Issuer any payment of cash or other property in respect of all or any portion of this Note unless and until all Senior Debt is indefeasibly paid in full in cash or such other form of consideration as the holders of Senior Debt, in their sole discretion, may elect to accept; provided, however, so long as no event of default or similar term has occurred and is continuing with respect to the Senior Debt, as defined in the documents governing the Senior Debt, Issuer shall be permitted to pay the interest due and owing under this Note and the other Notes in accordance with the terms of such Notes. At such time as the prohibition set forth in the preceding sentence shall no longer be in effect, Issuer shall resume making any and all required payments in respect of this Note and the other Notes. Nothing in this Section 9(b) shall be deemed or construed to prohibit (i) the Holder of this Note or the holders of the other Notes from converting all or any part of the Subordinated Debt into shares of Epixtar Common Stock in accordance with Sections 7.1 and 7.2 of the Notes, or (ii) the conversion of the Subordinated Debt into Voxx Common Stock in accordance with Section 7.3 of the Notes. As used herein, "Permitted Junior Securities" means equity securities of Issuer issued in conjunction with, without limitation, the conversion of the Notes in accordance with Sections 7.1,
7.2 or 7.3 of the Notes or pursuant to a reorganization or readjustment of the securities of Issuer or any other company, trust, corporation or partnership provided for by a plan of reorganization or readjustment, that, in the case of any such equity securities, are junior, or the payment of which is otherwise subordinate, at least to the extent provided in this Section 9(b) with respect to the Notes, to the payment in full of all Senior Debt outstanding, or to all securities issued in exchange therefore, to the holder(s) of Senior Debt.

            (c) Upon the occurrence of an Event of Default, holders representing a majority-in-interest of the then outstanding Notes shall provide written notice of such Event of Default to Laurus, on behalf of the holders of Senior Debt (or such other holder of Senior Debt designated by the holders of Senior
Debt), and for a period commencing upon the date Laurus receives such notice and ending 180 days from such date (the "Standstill Period"), the Holder and the holders of the other Notes shall not demand or receive from Issuer (and Issuer will not pay to the Holder or the holders of the other Notes) all or any part of the Subordinated Debt, by way of payment, prepayment, setoff, lawsuit or otherwise, other than by converting all or any part of the Subordinated Debt into debt or equity securities of Issuer as set forth in Section 9(b) above; nor will the Holder or the other holders of the Notes (apart from declaring an Event of Default by written notice to Issuer), exercise any right or remedy during the Standstill Period with respect to the Subordinated Debt (other than by converting all or any part of the Subordinated Debt into equity securities of Issuer as set forth in Section 9(b) above); nor will the Holder or the other holders of the Notes during the Standstill Period commence, prosecute or participate in any administrative, legal or equitable action against Issuer, including, without limitation, initiation of an Insolvency Event. Notwithstanding the foregoing, (A) in the event that Issuer is the subject of a petition under Title 11 of the United States Code, the Holder and the other holders of the Notes shall be entitled to file a proof of claim or take other action to preserve their claims against Issuer provided that (i) the holders of the Senior Debt shall be entitled to any and all proceeds or distributions that the Holder and the other holders of the Notes may receive as the result of such proceedings until the Senior Debt is indefeasibly paid in full in cash or such other form of consideration as the holders of Senior Debt, in their sole discretion, may elect to accept, and (ii) in the event that the Holder shall fail to file a proof of claim with respect to the Subordinated Debt held by the Holder by the date ten (10) days preceding the last day for filing proofs of claim in such proceeding, the holders of Senior Debt shall be authorized and permitted to file such proof of claim on behalf of the Holder; (B) in the event that any holder of the Senior Debt accelerates the principal obligation owed with respect to such Senior Debt, then the Holder and the other holders of the Notes shall be entitled to accelerate the principal obligation due under the Notes (provided that neither the Holder nor the other holders of the Notes shall be permitted to exercise any other rights or remedies with respect to the Subordinated Debt, except as expressly permitted under this Section 9); and (C) in the event that any holder of the Senior Debt commences any action or proceeding against Issuer, holders representing a majority-in-interest of the then outstanding Notes may, in their sole discretion, 30 days after the commencement of any such action or proceeding by a holder of the Senior Debt, institute an action to collect the Subordinated Debt (provided that any and all proceeds that the Holder and the other holders of the Notes may receive as a result of such action or proceeding shall be delivered to the holders of the Senior Debt as and to the extent required by this Section 9).



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

            (d) In the event that the Holder or any other holder of the Notes receives any payment or distribution (other than a payment or distribution in the form of Permitted Junior Securities) of assets of any kind or character (including, without limitation, cash, property or securities) on or with respect to the Notes at a time that such payment is prohibited by Section 9(b) or (c) of the Notes, such payment shall be held by the Holder or the holders of the other Notes, as the case may be, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to, the holders of Senior Debt for application to the payment of all Senior Debt remaining unpaid to the extent necessary to pay such obligations in full in accordance with their terms, after giving effect to any concurrent payment or distribution to the holders of Senior Debt.

            (e) In the event of any Insolvency Event, the provisions of this
Section 9 shall remain in full force and effect, and all claims against Issuer and the estate of Issuer in respect of Senior Debt shall be paid in full before any payment is made to the Holder and the other holders of the Notes (other than payment in the form of Permitted Junior Securities).

            (f) The Holder and the other holders of the Notes shall not take any action in any proceeding related to an Insolvency Event inconsistent with the terms and conditions of this Section 9, including the payment subordination provisions contained herein.

            (g) This Section 9 shall remain effective for so long as Issuer owes any amounts with respect to the Senior Debt. If, at any time after payment in full of the Senior Debt, any payments of the Senior Debt must be disgorged by the recipients for any reason (including, without limitation, the bankruptcy of the Company), this Section 9 and the relative rights and priorities set forth herein shall be reinstated as to all such disgorged payments as though such payments had not been made and the Holder and the other holders of the Notes shall immediately pay over to the holders of Senior Debt all payments received with respect to the Subordinated Debt to the extent that such payments would have been prohibited hereunder. At any time and from time to time, without notice to the Holder and the other holders of the Notes, the holders of Senior Debt may take such actions with respect to the Senior Debt as such holders, in their sole discretion, may deem appropriate, including, without limitation, increasing the amount of Senior Debt, extending the time of payment, shortening the time of payment (if permitted under the documents governing the Senior
Debt), increasing applicable interest rates, renewing, compromising or otherwise amending the terms of any documents affecting the Senior Debt and any collateral securing the Senior Debt, and enforcing or failing to enforce any rights against Issuer or any other person. No such action or inaction shall impair or otherwise affect the provisions of this Section 9 and the rights of the holders of Senior Debt hereunder.

            (h) After all Senior Debt is indefeasibly paid in full and until this Note is paid in full, the Holder and the holders of the other Notes shall be subrogated to the rights of the holders of Senior Debt to receive distributions applicable to such Senior Debt, to the extent that distributions otherwise payable to the Holder and the holders of the other Notes have been applied to the payment of Senior Debt. A distribution made under this Section 9 to holders of Senior Debt that otherwise would have been made to the Holder or the holders of the other Notes is not, as between the Company and the Holder and the holders of the other Notes, a payment by Issuer on this Note and the other Notes.

            (i) The provisions of this Section 9 shall bind any successors or assignees of the Holder and shall benefit the holders of Senior Debt and any of their successors or assigns, and, if Issuer refinances or replaces a portion of the Senior Debt with a new lender, such new lender shall be deemed a successor of Laurus for the purposes of this Section 9. Each holder of Senior Debt is hereby irrevocably made a third-party beneficiary of the rights granted to such holders under this Section 9.

            (j) The provisions of this Section 9 may be amended only by a written instrument signed by holders of a majority-in-interest of the then outstanding principal amount of the Notes and the holders of a majority of the outstanding principal amount of the Senior Debt.


            (k) This Section 9 defines the relative rights of the Holder and the other holders of the Notes and the holders of the Senior Debt. Nothing in this Agreement shall:


                (i) impair, as between Issuer and the Holder or the other holders of the Notes, the obligation of Issuer, which is absolute and unconditional, to pay principal of and interest on the Notes in accordance with their terms;

                (ii) affect the relative rights of the Holder and the other holders of the Notes and creditors of Issuer, other than their rights in relation to the Senior Debt and the holders thereof; and

                (iii) prevent the Holder or any other holder of the Notes from exercising their respective available remedies upon an Event of Default in a manner permitted by Section 9 hereof.

            (l) To the extent the provisions of this Section 9 conflict with any of the other provisions of this Note, the provisions of this Section 9 shall control.

         SECTION 10. MISCELLANEOUS.

         10.1. Failure or Delay Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available. Issuer hereby waives presentment, demand for payment, diligence, notice of dishonor and all other notices or demands in connection with the delivery, acceptance, performance, default or indorsement of this Note.

         10.2. Notices. Unless otherwise specifically provided herein, all communications under this Note shall be in writing and shall be deemed to have been duly given (a) on the date personally delivered to the party to whom notice is to be given, (b) on the day of transmission if sent by facsimile transmission to a number provided to a party specifically for such purposes and the sending party receives confirmation of the completion of such transmission, (c) on the business day after delivery to Federal Express or similar overnight courier which utilizes a written form of receipt, or (d) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, return receipt requested. All notices shall be addressed as follows: if to the Holder, at its address as set forth in Issuer's books and records and, if to Issuer, at the address as follows, or at such other address as the Holder or Issuer may designate by five days' advance written notice to the other:


                           If to Issuer:

                           Epixtar Corp.
                           11900 Biscayne Boulevard
                           Miami, Florida 33181
                           Attention: Office of Secretary
                           Facsimile:  (315) 503-8610

                           With a copy to:

                           Michael DiGiovanna, Esq.
                           212 Carnegie Center
                           Princeton, New Jersey 08540
                           Facsimile:  (609) 452-9473


         10.3. Amendments. Any provision of this Note may be amended, waived or modified upon the written consent of Issuer and holders of a majority-in-interest of the then outstanding principal amount of the Notes.

         10.4. Binding Effect; Assignability. This Note shall be binding upon Issuer, its successors and its assigns, and shall inure to the benefit of Holder, its successors and its assigns. This Note is transferable or assignable by the Holder; provided that such transfer or assignment is made in compliance with the Act and any applicable state and foreign securities laws.

         10.5. Governing Law; Jurisdiction; Venue. This Note has been executed in and shall be governed by the laws of the State of New York. Issuer irrevocably submits to the exclusive jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Note. Service of process in connection with any such suit, action or proceeding may be served on Issuer anywhere in the world by any method authorized by law. Issuer irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Issuer irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

         10.6. Identity of Transfer Agent. The Transfer Agent for the Epixtar Common Stock is Interwest Transfer Company Inc. Upon the appointment of any subsequent transfer agent for the Epixtar Common Stock or other shares of the Issuer's capital stock issuable upon the exercise of the rights of conversion represented by this Note, Issuer will mail to the Holder a statement setting forth the name and address of such transfer agent.

         10.7. Registration Rights. The initial holder of this Note is entitled to the benefit of certain registration rights with respect to the shares of Epixtar Common Stock and Voxx Common Stock underlying this Note, the Epixtar Warrants and the Voxx Warrants, as provided in the Subscription Agreement, and any subsequent holder hereof shall be entitled to such rights to the extent provided in the Subscription Agreement.

         10.8. No Rights as Shareholder. Prior to the conversion of this Note, the Holder shall not have or exercise any rights as a stockholder of Issuer by virtue of its ownership of this Note unless specifically set forth herein.

         10.9. Section Headings. The section headings in this Note are for the convenience of the Issuer and the Holder and in no way alter, modify, amend, limit or restrict the provisions hereof.

         IN WITNESS WHEREOF, Issuer has caused this Note to be signed in its name by its duly authorized officer and its corporate seal to be affixed hereto.





                                            EPIXTAR CORP.



                                            By:  _______________________________
                                                  Name:
                                                  Title:



                                            VOXX CORPORATION



                                            By:  _______________________________
                                                  Name:
                                                  Title:


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